Exhibit 10.20
CDW CORPORATION
AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN
Restricted Stock Unit Award Notice
[Name of Executive]

You have been awarded a restricted stock unit award with respect to shares of Common Stock of CDW Corporation, a Delaware corporation (the “Company”), pursuant to the terms and conditions of the CDW Corporation Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (together with this Award Notice, the “Agreement”). The Restricted Stock Unit Award Agreement is attached hereto and the Plan and the Restricted Stock Unit Award Agreement are available on Fidelity’s website at www.netbenefits.com. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Restricted Stock Units:	You have been awarded a restricted stock unit award with respect to [____] shares of Common Stock, par value $0.01 per share, subject to adjustment as provided in the Plan.

Grant Date:	[____________]

Vesting Schedule:
Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Holder, the Award shall vest [_____________], provided that you remain continuously employed by the Company or a Subsidiary, in each case, from the date of this Agreement through and including such date.

CDW CORPORATION

By: ______________________________
Name:
Title:

1

Acknowledgment, Acceptance and Agreement:
By signing below and returning this Award Notice to CDW Corporation, I hereby accept the Award granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

__________________________________        Date: [_____________]
Executive

2

CDW CORPORATION
AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
CDW Corporation, a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the CDW Corporation Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) with respect to the number of shares of the Company’s Common Stock, par value $0.01 per share (“Stock”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.
2.    Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of shares of Stock (a “Dividend Date”), the Holder shall have no entitlement to receive such cash dividend, and the number of shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a share of Stock on such Dividend Date. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.
3.    Restriction Period and Vesting.
3.1.    Service-Based Vesting Condition. Except as otherwise provided in this Section 3, the Award shall vest in accordance with the vesting schedule set forth in the Award Notice. The period of time prior to the full vesting of the Award shall be referred to herein as the “Restriction Period.”
3.2.    Termination of Employment.
(a)    Termination of Employment Due to Death or Disability. If the Holder’s employment with the Company and/or a Subsidiary terminates prior to the end of the Restriction Period by reason of the Holder’s death or Disability, then in any such case, the Award shall be 100% vested upon such termination of employment.

(b)    Termination of Employment Other Than Due to Death or Disability. If the Holder’s employment with the Company and/or a Subsidiary terminates prior to the end of the Restriction Period and prior to a Change in Control for any reason other than death or Disability, then the Award shall be immediately and automatically forfeited by the Holder and cancelled by the Company.
3.3.    Change in Control.
(a)    Vesting of Award Not Assumed. In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control), the Award shall vest in its entirety as of the date of the Change in Control.
(b)    Vesting of Award Assumed. In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control) and (i) the Holder remains continuously employed through the end of the Restriction Period, (ii) the Company terminates the Holder’s employment without Cause or the Holder resigns for Good Reason within 24 months following such Change in Control and the Holder executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 60 days after the date of such termination or (iii) the Holder’s employment terminates due to death or Disability following such Change in Control, in any such case, the Award shall become fully vested as of the end of the Restriction Period or, if earlier, the Holder’s termination of employment. If, following a Change in Control, the Holder experiences a termination of employment other than as set forth in this Section 3.3(b), the Award shall be immediately and automatically forfeited by the Holder and cancelled by the Company.
3.4.    Definitions.
(a)    Cause. For purposes of this Award, “Cause” shall mean one or more of the following: (A) the Holder’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of the Holder’s position; (B) the Holder’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its Subsidiaries, which act constitutes gross negligence or willful misconduct in the performance of duties to the Company or any of its Subsidiaries; (C) the Holder’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of the Holder at the direct or indirect expense of the Company or any of its Subsidiaries; (D) the Holder’s conviction of, or plea of guilty or nolo contendere to, a felony; (E) the Holder’s material violation of any Restrictive Covenant; or (F) the Holder’s material and willful violation of the Company’s written policies or of the Holder’s statutory or common law duty of loyalty to the Company or its affiliates that in either case is materially injurious to the Company, monetarily or otherwise. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by the Holder in bad faith or without reasonable belief that the Holder’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.
(b)    Disability. For purposes of this Award, “Disability” shall mean the Holder’s absence from the Holder’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Holder’s incapacity due to physical or mental illness, or under such other circumstances as the Committee determines, in its sole discretion, constitute a Disability.
(c)    Good Reason. For purposes of this Award, “Good Reason” shall mean that the Holder resigns from employment with the Company and its Subsidiaries as a result of one or more of the following reasons: (i) the Company reduces the amount of the Holder’s base salary or cash bonus opportunity (it being understood that the Board shall have discretion to set the Company’s and the Holder’s personal performance targets to which the cash bonus will be tied), (ii) the Company adversely changes the Holder’s reporting responsibilities, titles or office as in effect as of the date hereof or reduces his/her position, authority, duties, responsibilities or status materially inconsistent with the positions, authority, duties, responsibilities or status the Holder then holds, (iii) any successor to the Company in any merger, consolidation or transfer of assets does not expressly assume any material obligation of the Company to the Holder under any agreement or plan pursuant to which the Holder receives benefits or rights, or (iv) the Company changes the Holder’s place of work to a location more than fifty (50) miles from the Holder’s present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (A) the Holder provides written notice to the Company of the existence of such condition not later than 60 days after the Holder knows or reasonably should know of the existence of such condition, (B) the Company fails to remedy such condition within 30 days after receipt of such notice and (C) the Holder resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B) hereof.
(d)    Restrictive Covenant. For purposes of this Award, “Restrictive Covenant” shall mean any non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) covenant by which Holder is bound under any agreement between Holder and the Company and its Subsidiaries.
4.    Issuance or Delivery of Shares.  Subject to Section 7.12 and except as otherwise provided for herein, within 70 days after the vesting of the Award (or if the Holder vests during the Restriction Period under Section 3.2(a), no later than 70 days following the end of the calendar year in which the Holder vests under Section 3.2(a)), the Company shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Stock to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7.  Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Stock, and will have the status of a general unsecured creditor of the Company.

5.    Clawback of Proceeds.
5.1.    Clawback of Proceeds. This award is subject to the clawback provisions in Section 5.15 of the Plan. In addition, if the Holder materially violates any Restrictive Covenant and such violation occurs on or before the third anniversary of the date of the Holder’s termination of employment: (i) the Award shall be forfeited and (ii) any and all Award Proceeds (as hereinafter defined) shall be immediately due and payable by the Holder to the Company. For purposes of this Section, “Award Proceeds” shall mean, with respect to any portion of the Award which is settled later than 24 months prior to the date of the Holder’s termination of employment or service with the Company the Fair Market Value of a share of Stock on the date such portion of the Award was settled, multiplied by the number of shares of Stock issued to the Holder pursuant to the settlement of such portion of the Award. The remedy provided by this Section shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Holder in respect of a breach by the Holder of any duty or obligation to the Company.
5.2.    Right of Setoff. The Holder agrees that by accepting the Award the Holder authorizes the Company and its affiliates to deduct any amount or amounts owed by the Holder pursuant to this Section 5 from any amounts payable by or on behalf of the Company or any affiliate to the Holder, including, without limitation, any amount payable to the Holder as salary, wages, vacation pay, bonus or the vesting or settlement of the Award or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Holder shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Holder or any other remedy.
6.    Transfer Restrictions and Investment Representation.
6.1.    Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution.  Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.
6.2.    Investment Representation. The Holder hereby covenants that (a) any sale of any share of Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.
7.    Additional Terms and Conditions of Award.
7.1.    Withholding Taxes. As a condition precedent to the issuance or delivery of the Stock upon the vesting of the Award, at the Company’s discretion either (i) the Holder shall pay to the Company such amount as the Company (or an affiliate) determines is required, under all applicable federal, state, local, foreign or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award or (ii) the Company or an affiliate may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company or an affiliate to the Holder, which may include the withholding of whole shares of Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in either case in accordance with such terms, conditions and procedures that may be prescribed by the Company. Shares of Stock withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Holder’s jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, as determined by the Company, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a share of Stock would be required to satisfy the maximum individual statutory rate in the Holder’s jurisdiction, then the number of shares of Stock to be withheld may be rounded up to the next nearest whole share of Stock. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full. Any determination by the Company with respect to the withholding of shares of Stock to satisfy the Required Tax Payments shall be made by the Committee if the Holder is subject to Section 16 of the Exchange Act.
7.2.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
7.3.    Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
7.4.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
7.5.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

7.6.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to CDW Corporation, Attn: General Counsel, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
7.7.    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
7.8.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.
7.9.    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
7.10.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
7.11.    Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
7.12.    Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.